Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-269088

PROSPECTUS

5,157,087 Shares

Common Stock

This prospectus relates to the resale or other disposition from time to time by the selling stockholder named herein of up to an aggregate of 5,157,087 shares of our common stock, par value $0.001 per share (the “Resale Shares”), which may be issuable to the selling stockholder pursuant to the terms of an 8% Senior Convertible Debenture in the aggregate principal amount of $3,300,000 issued to the selling stockholder on December 22, 2022 (the “Debenture”) and the warrant (the “Warrant”) issued to such selling stockholder in connection with the issuance of the Debenture.

The selling stockholder may offer and sell or otherwise dispose of the Resale Shares described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholder will bear all underwriting fees, commissions and discounts, if any, attributable to the sales of Resale Shares and any transfer taxes. We will bear all other costs, expenses and fees in connection with the registration of the Resale Shares. See “Plan of Distribution” for more information on how the selling stockholder may sell or dispose of its Resale Shares.

We will not receive any proceeds from the sale of the Resale Shares by the selling stockholder.

Our common stock is listed on The Nasdaq Capital Market under the trading symbol “QLGN.” On April 22, 2024, the closing price of our common stock was $0.29 per share.

Investing in shares of our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” on page 6 of this prospectus and any similar section contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 2, 2024.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). The selling stockholder referred to in this prospectus may from time to time sell the shares of common stock described in this prospectus in one or more offerings or otherwise as described under “Plan of Distribution.”

Neither we nor the selling stockholder has authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any related prospectus supplement or any free writing prospectus that we have authorized. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the respective dates of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

Throughout this prospectus, the terms “we,” “us,” “our,” and our “company” refer to Qualigen Therapeutics, Inc. and its subsidiaries.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated herein by reference contain forward-looking statements by Qualigen Therapeutics, Inc. that involve risks and uncertainties and reflect our judgment as of the date of this prospectus. These statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Such forward-looking statements may relate to, among other things, potential future development, testing and launch of products and product candidates. Actual events or results may differ from our expectations due to a number of factors.

These forward-looking statements include, but are not limited to, statements about:

●	our ability to procure sufficient working capital to continue and complete the development, testing and launch of our prospective drug products;

●	our ability to successfully develop any drugs;

●	our ability to progress our drug candidates through preclinical and clinical development;

●	our ability to obtain the requisite regulatory approvals for our clinical trials and to begin and complete such trials according to any projected timeline;

●	our ability to complete enrollment in our clinical trials as contemplated by any projected timeline;

●	the likelihood that future clinical trial data will be favorable or that such trials will confirm any improvements over other products or lack negative impacts;

●	our ability to successfully commercialize any drugs;

●	the likelihood that patents will issue on our in-licensed patent applications;

●	our ability to protect our intellectual property; and

●	our ability to compete.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and healthcare, regulatory and scientific developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent in some future periods with the forward-looking statements contained in this prospectus, they may not be predictive of results or developments in other future periods. Any forward-looking statement that we make in this prospectus speaks only as of the date of this prospectus, and we disclaim any intent or obligation to update these forward-looking statements beyond the date of this prospectus, except as required by law. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Future filings with the Securities and Exchange Commission (the “SEC”), future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may also contain forward-looking statements. Because such statements include risks and uncertainties, many of which are beyond our control, actual results may differ materially from those expressed or implied by such forward-looking statements. The forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

You should also consider carefully the statements under the section titled “Risk Factors” in this prospectus, and documents incorporated herein by reference including the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the SEC, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus, together with the documents we have filed with the SEC that are incorporated by reference, any prospectus supplement and any free writing prospectus that we may authorize completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

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THE COMPANY

Overview

We are an early-clinical-stage therapeutics company focused on developing treatments for adult and pediatric cancer. Our business now consists of one early-clinical-stage therapeutic program (QN-302) and one preclinical therapeutic program (Pan-RAS).

Our lead program, QN-302, is an investigational small molecule G-quadruplexes (G4)-selective transcription inhibitor with strong binding affinity to G4s prevalent in cancer cells (such as pancreatic cancer). Such binding could, by stabilizing the G4s against DNA “unwinding,” help inhibit cancer cell proliferation. QN-302 is currently undergoing a Phase 1a clinical trial at START Midwest in Grand Rapids, Michigan, and HonorHealth in Scottsdale, Arizona.

Our Pan-RAS program, which is currently at the preclinical stage, consists of a family of RAS oncogene protein-protein interaction inhibitor small molecules believed to inhibit or block mutated RAS genes’ proteins from binding to their effector proteins thereby leaving the proteins from the mutated RAS unable to cause further harm. In theory, such mechanism of action may be effective in the treatment of about one quarter of all cancers, including certain forms of pancreatic, colorectal, and lung cancers. The investigational compounds within our Pan-RAS portfolio are designed to suppress the interaction of endogenous RAS with c-RAF, upstream of the KRAS, HRAS and NRAS effector pathways.

On May 22, 2020, we completed a “reverse recapitalization” transaction with Qualigen, Inc. (not to be confused with the Company); pursuant to which our merger subsidiary merged with and into Qualigen, Inc. with Qualigen, Inc. surviving as a wholly owned subsidiary of the Company. The Company, which had previously been known as Ritter Pharmaceuticals, Inc., was renamed Qualigen Therapeutics, Inc., and the former stockholders of Qualigen, Inc. acquired, via the recapitalization, a substantial majority of the shares of the Company. Ritter/Qualigen Therapeutics common stock, which was previously traded on the Nasdaq Capital Market under the ticker symbol “RTTR,” commenced trading on Nasdaq, on a post-reverse-stock-split adjusted basis, under the ticker symbol “QLGN” on May 26, 2020. We are no longer pursuing the gastrointestinal disease treatment business on which Ritter Pharmaceuticals, Inc. had focused before the reverse recapitalization transaction.

On July 20, 2023, we sold our Qualigen, Inc. subsidiary, which contained our former FastPack® diagnostics business to Chembio Diagnostics, Inc., an American subsidiary of French diagnostics provider Biosynex, S.A.

The aggregate net purchase price for Qualigen, Inc. was $5.4 million in cash, of which $450,000 is being held in escrow to satisfy certain Company indemnification obligations. Any amounts remaining in the escrow that have not been offset or reserved for claims will be released to us within five business days following January 20, 2025.

We own a minority interest in NanoSynex, Ltd. (“NanoSynex”), a privately-held microbiologics diagnostic company domiciled in Israel. NanoSynex’s technology is for Antimicrobial Susceptibility Testing that aims to enable better targeting of antibiotics for their most suitable uses to ultimately result in faster and more efficacious treatment, hence reducing hospitals’ mortality and morbidity rates. On May 26, 2022, we acquired a 52.8% interest in NanoSynex from our related party Alpha Capital Anstalt (“Alpha”) and NanoSynex, and entered into a Master Agreement for the Operational and Technological Funding of NanoSynex with NanoSynex (the “NanoSynex Funding Agreement”). On July 20, 2023, we entered into an Amendment and Settlement Agreement with NanoSynex (the “NanoSynex Amendment”), pursuant to which we agreed to, in exchange for eliminating all future Funding Agreement obligations for us to invest further cash in NanoSynex (except for obligations to lend NanoSynex $560,000 on or before November 30, 2023, and $670,000 on or before March 31, 2024), surrender 281,000 Series B Preferred Shares of NanoSynex held by us, resulting in our ownership in NanoSynex being reduced from approximately 52.8% to approximately 49.97% of the voting equity of NanoSynex; in addition, we agreed to surrender approximately $3.0 million of promissory notes which NanoSynex had issued to us under the Funding Agreement. On November 22, 2023 we further agreed to eliminate our obligations to lend NanoSynex $560,000 on or before November 30, 2023, and $670,000 on or before March 31, 2024, by instead surrendering shares of Series A-1 Preferred Stock of NanoSynex in an amount that reduced our ownership in NanoSynex voting equity from approximately 49.97% to 39.90%. NanoSynex was deconsolidated from our financial statements as of July 20, 2023, and is reported as Discontinued Operations in our financial statements for the year ended December 31, 2023. Our investment in NanoSynex will be accounted for in the future as an equity method investment.

Product Pipeline

QN-302

We exclusively in-licensed the global rights to the G-Quadruplex (“G4”) selective transcription inhibitor platform from University College London (“UCL”) in January 2022. The licensed technology comprises lead compound QN-302 (formerly known as SOP1812) and back-up compounds that target regulatory regions of cancer genes that down-regulate gene expression in multiple cancer pathways. Developed by Dr. Stephen Neidle and his group at UCL, the G4 binding concept is derived from nucleic acid research conducted over more than over 30 years, including research on G4s, which are higher order DNA and RNA structures formed by sequences containing guanine-rich repeats. G4s are overrepresented in telomeres (a region of repetitive DNA sequences at the end of a chromosome) as well as promoter sequences and untranslated regions of many oncogenes. Their prevalence is therefore significantly greater in cancer cells compared to normal human cells.

G4-selective small molecules such as QN-302 and backup compounds target the regulatory regions of cancer genes, which have a high prevalence of enriched G4s. Stable G4-QN-302 complexes can be impediments to replication, transcription or translation of those cancer genes containing G4s, and the drugs’ binding to G4s are believed to stabilize the G4s against possible “unwinding.” G4 binders like QN-302 could be efficacious in a variety of cancer types with a high prevalence of G4s.

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We believe that QN-302 has the potential to demonstrate superior efficacy and activity against pancreatic ductal adenocarcinoma (“PDAC”), which represents 98% of pancreatic cancers. Pancreatic cancer is the tenth most common cancer in men and the seventh most common in women, but it is the fourth leading cause of cancer deaths in men and the third leading cause in women; it accounts for about 3% of all cancers in the United States but is responsible for about 8% of all cancer-related deaths. It has one of the lowest rates of survival of all cancer types.

In-vitro and in-vivo studies have shown that G4 stabilization by QN-302 resulted in inhibition of target gene expression and cessation of cell growth in various cancers, including PDAC. In in-vitro studies, QN-302 was potent in inhibiting the growth of several PDAC cell lines at low nanomolar concentrations. Similarly, in in-vivo studies, QN-302 showed a longer survival duration in a KPC genetic mouse model for pancreatic cancer than gemcitabine (the current standard of care for PDAC) has historically shown. Additional preclinical in-vivo studies suggest activity in gemcitabine-resistant PDAC. Data further demonstrated that QN-302 had significant anti-tumor activity in three patient-derived PDAC xenograft models. Early safety indicators in pancreatic cancer mouse in-vivo models suggest no significant adverse toxic effects at proposed therapeutic doses.

On January 9, 2023, the U.S. Food and Drug Administration (“FDA”) granted Orphan Drug Designation (“ODD”) to QN-302 for the indication of pancreatic cancer. ODD provides advantages to pharmaceutical companies that are developing investigational drugs or biological products that show promise in treating rare diseases or conditions that affect fewer than 200,000 people in the United States, including seven-year marketing exclusivity and eligibility to receive regulatory support and guidance from the FDA in the design of an overall drug development plan.

There are also economic advantages to receiving ODD, including a 25% federal tax credit for expenses incurred in conducting clinical research on the orphan designated product within the United States. Tax credits may be applied to the prior year or applied to up to 20 years of future taxes. ODD recipients may also have their Prescription Drug User Fee Act (PDUFA) application fees waived, a potential savings of around $3.2 million (as of fiscal year 2023) for applications requiring covered clinical data, and may qualify to compete for research grants from the Office of Orphan Products Development that support clinical studies.

On August 1, 2023 we announced that the FDA had cleared our investigational new drug (“IND”) application for QN-302, and on November 1, 2023 the first patient in our Phase 1a clinical trial for QN-302 was dosed at START Midwest in Grand Rapids, Michigan.

We will require additional cash resources to be able to continue and complete this Phase 1a clinical trial.

Pan-RAS (formerly referred to as RAS or RAS-F)

In July 2020 we entered into an exclusive worldwide in-license agreement with the University of Louisville’s Research Foundation (“UofL” or “ULRF”) for the intellectual property covering the “RAS” family of pan-RAS inhibitor small molecule drug candidates, which are believed to work by blocking RAS mutations directly, thereby inhibiting tumor formation (especially in pancreatic, colorectal and lung cancers). Pursuant to the license agreement, we will seek to identify and develop a lead drug candidate from the compound family and, upon commercialization, will pay UofL royalties in the low-to-mid-single-digit percentages on net sales of Pan-RAS inhibitor licensed products. The license agreement with UofL for Pan-RAS was amended in March 2021 and June 2023.

RAS is the most common oncogene in human cancer. Activating mutations in one of the three human RAS gene isoforms (KRAS, HRAS or NRAS) are present in about one-fourth to one-third of all cancers. For example, mutant KRAS is found in 98% of pancreatic ductal adenocarcinomas, 52% of colon cancers, and 32% of lung adenocarcinomas. For these three cancer types, cancers with mutant KRAS are diagnosed in more than 170,000 people each year in the United States and cause more than 120,000 deaths. Drugs that target signaling downstream of RAS are available; however, such drugs have shown disappointing clinical durability because RAS is a “hub” that activates multiple effectors, so drugs that block a single pathway downstream may not account for the many other activated pathways.

We also had a sponsored research agreement with UofL for Pan-RAS research; that agreement expired in December 2023.

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We currently do not have the resources to advance our Pan-RAS program, and so we are seeking to out-license it.

On February 15, 2024, we entered into a License and Sublicense Agreement with Pan-RAS Holdings, Inc., a New York corporation (“Pan-RAS Holdings”), which contemplated an exclusive out-license of our Pan-RAS drug development program, including our rights under the ULRF license agreement, Pan-RAS Holdings.

Although the License and Sublicense Agreement called for a closing by March 16, 2024, the License and Sublicense Agreement was in essence structured as a 30-day option in favor of Pan-RAS Holdings.

At the contemplated closing, Pan-RAS Holdings would have paid us an upfront fee of $1,000,000 in cash. In addition, Pan-RAS Holdings would have become responsible to pay on our behalf our in-license royalty obligations to ULRF, as and when required.

Finally, if the contemplated closing had occurred, Pan-RAS Holdings would have required to pay to us for our own account, on a semiannual basis, royalties equal to 1.0% of net sales of any RAS products.

We would have owed certain amounts to ULRF under our in-license agreement from them, if, as and when we received any Non-Royalty Sublicensing Income from Pan-RAS Holdings.

Pan-RAS Holdings did not effectuate the closing by March 16, 2024, and we and they voluntarily terminated the License and Sublicense Agreement effective as of March 16, 2024.

Previous Programs

We have discontinued all of our efforts the following programs, and we do not plan to resume them:

1.	QN-247 (formerly referred to as ALAN or AS1411-GNP) – an oligonucleotide aptamer-based, nucleolin-inhibiting anticancer drug candidate, consisting of QN-165 conjugated with gold nanoparticles.

2.	QN-165 (formerly referred to as AS1411) – an oligonucleotide aptamer-based drug candidate for the potential broad-spectrum treatment of infectious diseases such as COVID-19.

3.	Selective Target Antigen Removal System (STARS) – a therapeutic blood-filtering device product concept, which would be designed to remove circulating tumor cells, viruses, inflammation factors and immune checkpoints.

Transaction with the Selling Stockholder

On December 21, 2022, we entered into a Securities Purchase Agreement (“Agreement”) with Alpha Capital Anstalt (the “selling stockholder”), pursuant to which, on December 22, 2022, we issued to the selling stockholder in a private placement (the “Private Placement”) an 8% Senior Convertible Debenture (the “Debenture”) in the aggregate principal amount of $3,300,000 for a purchase price of $3,000,000. The Debenture is convertible, at any time, and from time to time, at the selling stockholder’s option, into shares of our common stock, at a price (as adjusted after issuance pursuant to an antidilution adjustment provision) equal to $0.26 per share, subject to further adjustment as described in the Debenture (the “Conversion Price”).

Pursuant to the terms of the Agreement, we also issued to the selling stockholder on December 22, 2022 a common stock purchase warrant (the “Warrant”) to purchase up to 2,500,000 shares of our common stock (the “Warrant Shares,”), at a price (as adjusted after issuance pursuant to an antidilution adjustment provision) of $0.26 per share, subject to further adjustment as described in the Warrant (the “Exercise Price”). The Warrant may be exercised, in whole or in part, at any time on or after June 22, 2023 and before June 22, 2028.

Commencing June 1, 2023 and continuing on the first day of each month thereafter until the earlier of (i) December 22, 2025 (i.e., the Maturity Date) and (ii) the full redemption of the Debenture (each such date, a “Monthly Redemption Date”), we will redeem $110,000 plus accrued but unpaid interest, liquidated damages and any amounts then owing under the Debenture (the “Monthly Redemption Amount”). The Monthly Redemption Amount will be paid in cash; provided that after the first two monthly redemptions, we may elect to pay all or a portion of a Monthly Redemption Amount in shares of our common stock, based on a conversion price equal to the lesser of (i) the then Conversion Price of the Debenture and (ii) 85% of the average of the VWAPs (as defined in the Debenture) for the five consecutive trading days ending on the trading day that is immediately before the applicable Monthly Redemption Date. We may also redeem some or all of the then outstanding principal amount of the Debenture at any time for cash in an amount equal to 105% of the then outstanding principal amount of the Debenture being redeemed plus accrued but unpaid interest, liquidated damages and any amounts then owing under the Debenture. These monthly redemption and optional redemptions are subject to the satisfaction of the Equity Conditions (as defined in the Debenture), which includes a condition that any shares to be issued to the selling stockholder (including as redemptions, interest or otherwise) under the Debenture and/or Warrant may not exceed, in the aggregate, 841,726 shares (i.e., 19.99% of the number of shares of our common stock outstanding on the date the Agreement was signed), unless and until we have obtained stockholder approval. The selling stockholder has for some months waived the Equity Conditions requirement, but has no obligation to continue to so waive.

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The Debenture accrues interest at the rate of 8% per annum, which did not begin accruing until December 1, 2023, and will be payable on a monthly or quarterly basis. Interest may be paid in cash or shares of our common stock or a combination thereof at our option; provided that interest may only be paid in shares if the Equity Conditions (as defined in the Debenture) have been satisfied.

Both the Debenture and the Warrant provide for adjustments to the Conversion Price and Exercise Price, respectively, in connection with stock dividends and splits, subsequent equity sales and rights offerings, pro rata distributions, and certain fundamental transactions. Both the Debenture and the Warrant include a beneficial ownership blocker of 9.99%, which may only be waived by the selling stockholder upon 61 days’ notice to us.

The issuance of the Debenture and the Warrant to the selling stockholder was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act.

Pursuant to the terms of the Agreement, we entered into a registration rights agreement with the selling stockholder on December 22, 2022 (the “Registration Rights Agreement”), pursuant to which we agreed to file one or more registration statements, as necessary, and to the extent permissible, to register under the Securities Act the resale of (a) all shares of our common stock issued and issuable upon conversion in full of the Debenture (without regard to any conversion limitations therein), (b) all shares of our common stock issued and issuable as interest or principal on the Debenture (assuming all permissible interest and principal payments are made in shares of our common stock and the Debenture is held until maturity), (c) all Warrant Shares then issued and issuable upon exercise of the Warrant (without regard to any exercise limitations therein), (d) any additional shares of our common stock issued and issuable in connection with any antidilution provisions in the Debenture or the Warrant (in each case, without giving effect to any limitations on conversion set forth in the Debenture or limitations on exercise set forth in the Warrant) and (e) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing.

Reverse Stock Split

Effective as of November 23, 2022, we completed a 1-for-10 reverse stock split of our common stock in order to regain compliance with Nasdaq Listing Rule 5550(a)(2), which requires a minimum bid price of $1.00 per share. As a result of the reverse stock split, each 10 shares of our common stock issued and outstanding as of 12:01 a.m. Eastern Time on November 23, 2022 were combined and converted into one share of common stock. All references to numbers of shares of Common Stock and per-share information in this prospectus have been adjusted retroactively, as appropriate, to reflect the 1-for-10 reverse stock split.

Corporate Information

Ritter Pharmaceuticals, Inc. (our predecessor) was formed as a Nevada limited liability company on March 29, 2004 under the name Ritter Natural Sciences, LLC. In September 2008, this company converted into a Delaware corporation under the name Ritter Pharmaceuticals, Inc. On May 22, 2020, upon completing the “reverse recapitalization” transaction with Qualigen, Inc., Ritter Pharmaceuticals, Inc. was renamed Qualigen Therapeutics, Inc. and Qualigen, Inc. became a wholly-owned subsidiary of the Company. On July 20, 2023 we sold Qualigen, Inc. to ChemBio Diagnostics, Inc., an American subsidiary of French diagnostics provider Biosynex S.A.

Our principal executive offices are located at 5857 Owens Avenue, Suite 300, Carlsbad, CA 92008. Our telephone number is (760) 452-8111. Our corporate website address is www.qlgntx.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our securities.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in the documents incorporated by reference in this prospectus and any prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, including (i) our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 8, 2024, and incorporated herein by reference, and (ii) our quarterly reports on Form 10-Q and our current reports on Form 8-K and other documents we file with the SEC from time to time that are deemed incorporated by reference into this prospectus.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock in this offering. The selling stockholder will receive all of the proceeds from the sale of shares of common stock hereunder.

We may, however, receive cash proceeds equal to the exercise price of the Warrants that the selling stockholder may exercise, to the extent any such Warrants are exercised for cash. The Warrants may be exercised, in whole or in part, for cash or by means of cashless exercise if, at the time of exercise, there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of the Warrant Shares by the selling stockholder. If all of the Warrants are exercised for cash, then we will receive gross proceeds of approximately $650,000, subject to any adjustments. We expect to use any proceeds received by us from the cash exercise of these Warrants for working capital purposes.

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SELLING STOCKHOLDER

We have prepared this prospectus to allow the selling stockholder to offer and sell from time to time up to an aggregate of 5,157,087 Resale Shares for its own account, consisting of (i) 2,657,087 shares of our common stock issuable upon conversion of principal amounts of or interest on the Debenture at the current conversion price of $0.26 per share, and (ii) 2,500,000 Warrant Shares issuable upon exercise of the Warrant (without regard to any exercise limitations therein) at the adjusted exercise price of $0.26 per share.

We are registering the offer and sale of the Resale Shares to satisfy certain registration rights that we granted the selling stockholder in connection with the issuance of the Debenture and the Warrant.

The following table sets forth (i) the name of the selling stockholder, (ii) the number of shares beneficially owned by the selling stockholder, (iii) the number of Resale Shares that may be offered under this prospectus, and (iv) the number of shares of our common stock beneficially owned by the selling stockholder after the offering assuming all of the Resale Shares covered by this prospectus are sold.

The number of shares of common stock set forth in the following table for the selling stockholder does not take into account the exercise limitations set forth in the Debenture and the Warrant, or the fact that the conversion price of the Debenture and the exercise price of the Warrant may be adjusted from time to time in accordance with their terms. As a result, the actual number of Resale Shares that may be issued to and sold by the selling stockholder could be materially less or more than the estimated numbers in the column titled “Number of Shares Being Offered” depending on factors which cannot be predicted by us at this time. In addition, we do not know how long the selling stockholder will hold the Resale Shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale or other disposition of any Resale Shares.

Except as described in this prospectus, the selling stockholder does not have, nor has it had during the three years before the date of this prospectus, any position, office or other material relationships with us or any of our predecessors or affiliates. To our knowledge, except as set forth in the table below, the selling stockholder is not a broker-dealer or affiliated with a broker-dealer, nor at the time of the acquisition of the Debenture and the Warrant did it have direct or indirect agreements or understandings with any person to distribute any common stock, including the Resale Shares.

The information set forth in the table below is based upon information obtained from the selling stockholder. Beneficial ownership of the selling stockholder is determined in accordance with Rule 13d-3(d) under the Exchange Act. The percentage of shares beneficially owned after the offering is based on 5,362,128 shares of our common stock outstanding as of December 31, 2023, after giving effect to the issuance of an aggregate of 5,157,087 Resale Shares.

As used in this prospectus, the term “Selling Stockholder” includes the selling stockholder listed in the table below, together with any additional selling stockholders listed in a prospectus supplement, and their donees, pledgees, assignees, transferees, distributees and successors-in-interest that receive Resale Shares in any non-sale transfer after the date of this prospectus.

				Beneficial Ownership After this Offering
Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Before this Offering		Number of Shares Being Offered	Number of Shares		Percent of Outstanding Common Stock
Alpha Capital Anstalt	589,180	(1)	5,157,087	589,180	(2)	9.99%

(1) Includes shares of common stock issuable upon the exercise of warrants or conversion of convertible debentures held by the Selling Stockholder, which may not be exercised to the extent that such exercise will result in the Selling Stockholder (and its affiliates) beneficially owning more than 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise, or any of the Resale Shares. The address of Alpha Capital Anstalt is Altenbach 8, 9490 Vaduz, Liechtenstein.

(2) Includes shares of common stock issuable upon the exercise of warrants or conversion of convertible debentures held by the Selling Stockholder, which will continue to be held by the Selling Stockholder after this offering.

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PLAN OF DISTRIBUTION

We are registering the Resale Shares that may be issued to the selling stockholder pursuant to the terms of the Debenture and the Warrant to permit the resale of these Resale Shares by the selling stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of Resale Shares by the selling stockholder, other than the exercise price of the Warrant if paid in cash.

The selling stockholder and any of its donees, pledgees, assignees and successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of the Resale Shares covered hereby on the principal trading market or any other stock exchange, market or trading facility on which our common stock is then traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Resale Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell the Resale Shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121. In connection with the sale of the Resale Shares or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Resale Shares in the course of hedging the positions they assume. The selling stockholder may also sell the Resale Shares short and deliver the Resale Shares to close out its short positions, or loan or pledge the Resale Shares to broker-dealers that in turn may sell the Resale Shares. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Resale Shares offered by this prospectus, which Resale Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the Resale Shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Resale Shares, from time to time, under this prospectus, or under an amendment to the registration statement of which this prospectus forms a part amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder may also transfer the Resale Shares in other circumstances, in which case the pledgees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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The selling stockholder and any broker-dealers or agents that are involved in selling the Resale Shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any discounts, commissions, concessions or profits received by such broker-dealers or agents and any profit on the resale of the Resale Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Resale Shares.

To the extent required, the Resale Shares to be sold, the names of the selling stockholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

The Resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Resale Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We are required to pay certain fees and expenses incurred by us incident to the registration of the Resale Shares. Discounts, concessions, commissions and similar selling expenses attributable to the sale of Resale Shares covered by this prospectus will be borne by the selling stockholder. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, relating to the registration of the Resale Shares offered by this prospectus.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to the Resale Shares for the applicable restricted period, as defined in Regulation M, before the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Resale Shares by the selling stockholder or any other person.

We will make copies of this prospectus available to the selling stockholder for the purpose of satisfying the requirement to deliver a copy of this prospectus to each purchaser at or before the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

Stradling Yocca Carlson & Rauth LLP, San Diego, California, will pass upon the validity of the shares of common stock offered hereby.

EXPERTS

The consolidated financial statements of Qualigen Therapeutics, Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report thereon (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), incorporated herein by reference, and have been incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

We maintain a website at www.qlgntx.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC before the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-37428), excluding any portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on April 8, 2024;

●	our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on February 22, 2024, February 27, 2024, March 28, 2024 and April 16, 2024; and

●	the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on June 15, 2015, as updated by Exhibit 4.9 to Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on July 7, 2023.

All filings filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and before effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

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We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and before effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the shares of our common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Qualigen Therapeutics, Inc.

5857 Owens Avenue, Suite 300

Carlsbad, California 92008

(760) 452-8111

Attn: Secretary

You may also access the documents incorporated by reference in this prospectus through our website www. qlgntx.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

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5,157,087 Shares

Common Stock

Prospectus

May 2, 2024